UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: February 14, 2013

(Date of earliest event reported)

eGAIN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35314	77-0466366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

1252 Borregas Avenue, Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 636-4500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 15, 2013, eGain Corporation (the “Company”) discovered that on February 14, 2013, the Company’s primary bank account in the United Kingdom had been improperly accessed and that unauthorized transfers of approximately $3.9 million had occurred. The Company promptly obtained a court order freezing the funds. Based on information received from the financial institutions involved, all but approximately $800,000 has been secured and is being held for return to the Company. The Company, with the assistance of an independent third-party investigation firm, is working with financial institutions and authorities in the U.K. to recover the outstanding funds. Although there can be no assurances, the Company believes any losses resulting from the unauthorized transfers, net of a $25,000 deductible, will be covered by the Company’s insurance. None of the Company’s other bank accounts has been impacted, and the Company currently believes this to be an isolated event. The Company does not believe that the theft will have a material impact on its business or operations.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the Company’s belief with respect to the impact of the unauthorized transfers on its business, the isolated nature of the incident and the ability of the Company to obtain insurance coverage. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the ability of the Company to recover the funds in question, the extent to which the Company’s insurance will cover any losses, and the results of the investigation. eGain assumes no obligation to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 19, 2013	eGAIN CORPORATION

	By:	/s/ Eric N. Smit
Eric N.Smit Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Signatory)